Exhibit 10.36

FORM OF INDEMNIFICATION AGREEMENT

This Indemnification Agreement, dated as of _______________ (this “Agreement”), is made by and between Oxygen Biotherapeutics, Inc., a Delaware corporation (the “Company”), and _____________(“Indemnitee”).

RECITALS

WHEREAS, Indemnitee is an officer and/or a director of the Company;

WHEREAS, the Company and Indemnitee are each aware that officers and directors of the Company are subject to potential liabilities in connection with their service to and compensation from the Company;

WHEREAS, Article VIII of the Company’s Certificate of Incorporation provides for indemnification of officers and directors; and

WHEREAS, in recognition of the need to provide Indemnitee with substantial protection against personal liability, in order to enhance Indemnitee’s reliance on the aforesaid provisions of the Certificate of Incorporation, in order to provide such protection pursuant to express contract rights (intended to be enforceable irrespective of, among other things, any amendment to the Company’s Certificate of Incorporation or Bylaws, any change in the composition of the Board or any change-in-control or business combination transaction relating to the Company), and to ensure Indemnitee receives the expected economic benefit of compensation previously provided to Indemnitee, the Company wishes to provide in this Agreement for indemnification and the advancement of expenses to Indemnitee as set forth in this Agreement.

AGREEMENT

Now, therefore, in consideration of the foregoing premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Indemnification Obligation.

(a)           The Company will indemnify and hold harmless and advance expenses to Indemnitee in respect of acts or omissions occurring prior to such time Indemnitee ceases to be an officer and/or director of the Company to the fullest extent provided under the Company’s Certificate of Incorporation in effect on the date hereof (or, if it would entitle Indemnitee to broader indemnification or expense advancement rights, to the fullest extent provided in any amendment to such Certificate of Incorporation) and to the fullest extent permitted by applicable law, as such applicable law currently exists or may hereafter be amended or interpreted (but in the case of any such amendment or interpretation, only to the extent such amendment or interpretation permits the Company to provide broader indemnification and/or expense advancement rights than were permitted prior thereto).

(b)           If Indemnitee should be assessed any tax liability by any domestic or foreign taxing authority as a result of the non-compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”, and the tax liabilities, interest, and other related costs and expenses incurred thereunder or in connection therewith, the “409A Liabilities”), of any option awards and/or amendments thereto (the “Option Awards”) made by the Company to Indemnitee prior to the date hereof, then the Company shall indemnify Indemnitee to the full extent of such 409A Liabilities; provided, however, that the Company shall not indemnify Indemnitee for any portion of the 409A Liabilities to which the Indemnitee would otherwise have been subject had the Option Awards been compliant with Section 409A (the “Non-Covered Liabilities”).  If the Company’s indemnification obligation under this Section 1(b) is satisfied by the Company’s reimbursement to Indemnitee in an amount equal to the 409A Liabilities (or the then applicable portion thereof), such reimbursement shall be paid by the Company to the Indemnitee no later than ten business days after Indemnitee pays such 409A Liabilities (or the applicable portion thereof). If, subsequent to the Company’s payment or reimbursement of the 409A Liabilities, any portion of such liabilities shall become Non-Covered Liabilities, the Indemnitee shall immediately reimburse the Company for such Non-Covered Liabilities.  For the avoidance of doubt, the 409A Liabilities shall be deemed to include, but are not limited to, any interest and penalties to which the Indemnitee may be subject as a result of the 409A Liabilities, the reasonable fees and expenses of any accountants and/or attorneys engaged to assess any potential 409A Liabilities, negotiate the settlement thereof with applicable taxing authorities, assist in the preparation of Indemnitee’s income tax returns or any amendments thereto which include any 409A Liabilities and/or assist Indemnitee with his response to any income tax audit that relates, in whole or in part, to any tax year that includes any 409A Liabilities, and any additional income tax resulting from the Company’s indemnification of Indemnitee relating to the 409A Liabilities.

(c)        The Company shall indemnify Indemnitee against any and all expenses, including reasonable attorneys’ fees, that are incurred by Indemnitee in connection with any action brought by Indemnitee to enforce the terms of this Agreement and/or recovery under any directors’ and officers’ liability insurance policy maintained by the Company; but only in the event Indemnitee ultimately is determined to be entitled to such indemnification or insurance recovery, as the case may be.  In addition, the Company shall, if so requested by Indemnitee, advance the foregoing expenses to Indemnitee provided Indemnitee provides the Company with an undertaking to repay such expenses if it is ultimately determined that Indemnitee is not entitled to such indemnification or insurance recovery, as applicable.

2. Contribution. To the fullest extent permissible under applicable law, if in any Proceeding (as defined below) the indemnification provided for under Section 1(a) above is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, amounts paid or to be paid in settlement and/or expenses, in connection with any claim relating to an indemnifiable event under Section 1(a) above, in such proportion as is deemed fair and reasonable in light of all the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and the Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).  For purposes hereof, a “Proceeding” shall mean any threatened, pending or completed action, suit, arbitration, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative.

3. Successors and Binding Agreement.

(a) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other person or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in either case, proper provisions shall be made such that the successors and assigns of the Company will assume the obligations of the Company set forth in this Agreement and this Agreement shall be enforceable against such successors and assigns of the Company.

(b) This Agreement shall inure to the benefit of and be enforceable by Indemnitee’s personal or legal representatives, executors, administrators, heirs, distributees, legatees and other successors.

(c) This Agreement is personal in nature and neither of the parties hereto may, without the written consent of the other, assign or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 3(a) and 3(b). Without limiting the generality or effect of the foregoing, Indemnitee’s right to receive payments hereunder shall not be assignable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by Indemnitee’s will or by the laws of descent and distribution, and, in the event of any attempted assignment or transfer contrary to this Section 3(c), the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

4. Non-Exclusivity.  This Agreement will be in addition to and will not limit the rights of Indemnitee under any other contract, insurance, any resolution of the Company’s shareholders or Board of Directors or committee thereof, any provisions of the Company’s Certificate of Incorporation or By-Laws, or any statute or rule of law providing for indemnification or advancement of expenses, now or hereafter in effect.

5. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware.

(b) Validity.  The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce Indemnitee to serve (or continue to serve) as an officer and/or director of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in so serving as an officer and/or director of the Company.  If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent, and only to the extent, necessary to make it enforceable, valid or legal. In the event that any court or other adjudicative body shall decline to reform any provision of this Agreement held to be invalid, unenforceable or otherwise illegal as contemplated by the immediately preceding sentence, the parties hereto shall take all such action as may be necessary or appropriate to replace the provision so held to be invalid, unenforceable or otherwise illegal with one or more alternative provisions that effectuate the purpose and intent of the original provisions of this Agreement as fully as possible without being invalid, unenforceable or otherwise illegal.

(c) Amendment.  This Agreement may not be modified or amended except by a written instrument executed by or on behalf of Indemnitee and the Company.

(d) Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party against which such waiver is to be asserted, and no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

(e) Entire Agreement.  No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

(f) Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

(g) Certain Interpretive Matters.  Unless the context of this Agreement otherwise requires, (i) “it” or “its” or words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the term “Section” refers to the specified Section of this Agreement; (v) the terms “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation” (whether or not so expressed); and (vi) the word “or” is disjunctive but not exclusive. No provision of this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

(h) Counterparts. This Agreement may be executed in one or more counterparts, and delivered by facsimile or other means of electronic transmission, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Indemnitee has executed and the Company has caused its duly authorized representative to execute this Agreement as of the date first above written.

OXYGEN BIOTHERAPEUTICS, INC.

By:	/s/
Name :
Title :

INDEMNITEE

Name :